UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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NUMEREX CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NUMEREX CORP.
1600 Parkwood Circle SE, Suite 500
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 21, 2010
11:00 a.m. Eastern Time

Dear Shareholders:

Notice is hereby given that the 2010 annual meeting of shareholders (the “Annual Meeting”) of Numerex Corp., a Pennsylvania corporation (the “Company”), will be held on Friday, May 21, 2010 at 11:00 a.m. Eastern Time in the Media Center at the Cobb Chamber of Commerce, 240 Interstate North Parkway, Atlanta, Georgia 30339 for the following purposes:

1.	To elect six nominees to serve as directors of the Company;

2.	To ratify the appointment of Grant Thornton LLP as the independent accountants of the Company;

3.	To approve the proposed amendments to the Company’s 2006 Long-Term Incentive Plan, to increase the number of shares available for issuance and to permit the issuance of stock appreciation rights; and

4.	To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record as of the close of business on March 25, 2010 are entitled to receive notice of, to attend, and to vote at the Annual Meeting.

Under rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is pleased to make this Proxy Statement and the Company’s Annual Report to Shareholders available on the internet instead of mailing a printed copy of these materials to each shareholder. Accordingly, you can access proxy materials and vote at www.proxyvote.com.  Shareholders who receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described in the Notice. The Company believes these rules allow it to provide you with the information you need while lowering delivery costs and reducing the environmental impact of the Annual Meeting.   This Proxy Statement will be made available to stockholders on or about April 6, 2010.

You are cordially invited to attend the Annual Meeting in person. However, to ensure your vote is counted at the Annual Meeting, please vote as promptly as possible as provided in the Notice.

Sincerely,

/s/ Stratton J. Nicolaides
Stratton J. Nicolaides
Chairman and Chief Executive Officer

/s/ Andrew J. Ryan
Andrew J. Ryan
General Counsel and Secretary

Atlanta, Georgia
April 6, 2010

NUMEREX CORP.
 1600 Parkwood Circle SE, Suite 500
 Atlanta, Georgia 30339

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Why am I receiving these materials and why did I receive a one-page Notice of Internet Availability of Proxy Materials in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

These materials are being made available in connection with the Company's solicitation of proxies for use at the Annual Meeting, to be held on Friday, May 21, 2010 at 11:00 a.m. Eastern Time, and any postponement(s) or adjournment(s) thereof. Under SEC  rules , the Company is making this Proxy Statement and the Company’s Annual Report to Shareholders available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received the Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described in the Notice, which contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

What is included in the proxy materials?

These proxy materials include:

•	the Proxy Statement for the Annual Meeting; and
•	the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 29, 2010 (the “Annual Report”).

If you requested printed versions of these materials by mail as provided in the Notice, these materials also include the printed proxy card for the Annual Meeting.

What matters will be voted on at the Annual Meeting?

Shareholders will vote on three items at the Annual Meeting:

•	the election to the Board of the six nominees named in this Proxy Statement (Proposal No. 1);
•	ratification of the appointment of Grant Thornton LLP as the independent accountants of the Company (Proposal No. 2) ; and
•
approval of the proposed amendment to the Company’s 2006 Long-Term Incentive Plan to increase the number of shares available for issuance and to permit the issuance of stock appreciation rights (Proposal No. 3).

Who may vote at the Annual Meeting?

As of the close of business on March 25, 2010 (the “Record Date”), there were 15,085,501 shares of the Company's common stock issued and outstanding, held by 56 shareholders of record. Only shareholders of record as of the Record Date are entitled to receive notice of the Annual Meeting and vote their shares as provided in the Notice. Each share of the Company's common stock has one vote on each matter.

What are the Board's voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal No.1);
•	“FOR” ratification of the appointment of Grant Thornton LLP (Proposal No.2); and
•
“FOR” approval of the proposed amendment to the Company’s 2006 Long-Term Incentive Plan to increase the number of shares available for issuance and to permit the issuance of stock appreciation rights (Proposal No. 3).

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust Company (“Continental”), you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. 'The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. lf you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a shareholder of record of the Company's shares, how do I vote?

There are four ways to vote:

•	In person. If you are a shareholder of record, you may vote in person at the Annual Meeting, The Company will give you a ballot when you arrive.
•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.
•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.
•	Via the Internet. You may vote by proxy via the Internet by visiting the website designated in the Notice and entering the control number found in the Notice.
•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.
•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at Annual Meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, or abstentions, if you:

•	are present and vote in person at the Annual Meeting; or
•	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder's instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record.  If you are a shareholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or
•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. See the section entitled “Other Matters” below.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters.

Who will serve as the inspector of election?

Alan Catherall, Chief Financial Officer of Numerex Corp., will serve as the inspector of election.

Who pays for this proxy solicitation?

This proxy is solicited by the Board, and the cost of solicitation will be paid by the Company. Additional solicitation may be made by mail, personal interview, telephone, or facsimile by Company personnel, who will not be additionally compensated for such effort. The cost of any such additional solicitation will be borne by the Company.

Which ballot measures are considered “routine” or “non-routine”?

Under Nasdaq rules governing brokers, your bank, broker or other nominee may vote your shares in its discretion on “routine” matters.   These rules also provide, however, that when a proposal is not a “routine” matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a “broker non-vote.”   Please note that this year, the rules that guide how brokers vote your stock have changed.   Your bank, broker or other nominee may no longer vote your shares with respect to the election of the nominees for director in the absence of your specific instructions as to how to vote with respect to the election of such nominees, because under such rules the election of directors is not considered a “routine” matter.   In addition, under these rules, your bank, broker or other nominee cannot vote your shares with respect to the approval of the amendment to the Numerex 2006 Long-Term Incentive Plan without your voting instructions because this proposal is not considered “routine.” For your vote to be counted in the election of directors or with respect to the amendment to the Numerex 2006 Long-Term Incentive Plan, you now will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the Annual Meeting.  The ratification of the appointment of Grant Thornton LLP is considered a routine matter, so your bank or broker will have discretionary authority to vote your shares held in street name on those items.

How are broker non-votes treated?

Broker non-votes are counted for purposes of determining whether a quorum is present. Broker non-votes will not affect the outcome of voting for the election of directors (Proposal No. 1), the ratification of Grant Thornton LLP (Proposal 2) or the amendment of the 2006 Long-Term Incentive Plan (Proposal 3). We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. Shares not present at the Annual Meeting and abstentions have no effect on the election of directors (Proposal No. l), the ratification of Grant Thornton LLP (Proposal No. 2) or the amendment of the 2006 Long-Term Incentive Plan (Proposal 3).

What is the voting requirement to approve each of the proposals?

For Proposal No.1, the six nominees receiving the highest number of affirmative votes of the outstanding shares of the Company's common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Approval of Proposals No. 2 and 3 each require the affirmative vote of a majority of the voting power present or represented by proxy and voting at the Annual Meeting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company's Secretary at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 a written notice of revocation prior to the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;
•	to allow for the tabulation and certification of votes by Alan Catherall, the Company’s Chief Financial Officer, who is serving as the Inspector of Election; and
•	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company's management and the Board.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to shareholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 11:00 a.m. Eastern Time, and each shareholder may be asked to present valid picture identification such as a driver's license or passport and proof of stock ownership as of the Record Date. The use of cell phones, PDAs, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting.  We will include the voting results in a Form 8-K, which will be filed with the Securities and Exchange Commission within four business days following the conclusion of the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2011 annual meeting of shareholders?

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2011 annual meeting of shareholders must be received no later than December 7, 2010. In addition, all proposals must comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to the Company’s General Counsel and Secretary by mail at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 or by facsimile at (770) 693-5951.

Requirements for Shareholder Proposals to be Brought before the 2011 Annual Meeting of Shareholders. Notice of any director nomination or other proposal that you intend to present at the 2011 annual meeting of shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2011 annual meeting of shareholders, must be delivered to the Company's General Counsel and Secretary by mail at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 or by facsimile at (770) 693-5951 not later than February 21, 2011 .  In addition, your notice must set forth the information required by the Company's bylaws with respect to each director nomination or other proposal that you intend to present at the 2010 annual meeting of shareholders. Please read the bylaws carefully to ensure that you comply with all requirements.

Where are the Company's principal executive offices located and what is the Company's main telephone number?

The Company's principal executive offices are located at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 and the Company's main telephone number is (770) 693-5950.

What are the Company’s Fiscal Years?

As used in this Proxy Statement, “FY 2007” means the Company’s fiscal year ended December 31, 2007. “FY 2008” means the Company’s fiscal year ending December 31, 2008. “FY 2009” means the Company’s fiscal year ending December 31, 2009. “FY 2010” means the Company’s fiscal year ending December 31, 2010.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors, or the “Board,” shall consist of not less than three nor more than ten directors and that the number of directors, subject to the foregoing limits, shall be determined from time to time by the Board of Directors. The Board of Directors has fixed the number of directors at a six. At the Annual Meeting six directors, who will constitute the Company’s entire Board of Directors, are to be elected to hold office until the next annual meeting and until their respective successors have been duly elected and qualified. The Board of Directors has designated the persons listed below to be nominees for election as directors, and each nominee has consented to being named in this Proxy Statement and to serve if elected.. The Company has no reason to believe that any of the nominees will be unwilling or unable to serve; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee. The proxy holders intend (unless authority has been withheld) to vote for the election of the Company’s nominees.

The Board of Directors has determined that Brian C. Beazer, George Benson, E. James Constantine, and John G. Raos, constituting a majority of the Board members, are “independent directors” as that term is defined in the NASDAQ listing standards and that Stratton Nicolaides and Andrew Ryan are not “independent directors” under the NASDAQ listing standards. The Director nominees for election at the 2010 Annual Meeting were recommended by the Nominating and Corporate Governance Committee and were approved by a majority of the independent members of the Board of Directors.

Listed below are the Company’s six director nominees, all of whom are nominated for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders.

Name	Age*	Position	Director Since
Brian C. Beazer	75	Director	2002
George Benson	75	Director	1995
E. James Constantine	62	Director	2008
Stratton J. Nicolaides	56	Chairman of the Board and Chief Executive Officer	1999
John G. Raos	61	Lead Director and Vice-Chairman of the Board	2000
Andrew J. Ryan	51	Director	1996
*As of April 6, 2010.

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director, as well as the summary of our views as to the qualifications of each nominee and continuing director to serve on the Board and each board committee of which he is a member. Our views are informed not only by the current and prior employment and educational background of our directors, but also by the Board’s experience in working with their fellow directors. Each director has served on the Board for at least two years, and certain nominees and continuing directors have ten or more years of experience on our Board. Accordingly, the Board has had significant experience with the incumbent directors and has had the opportunity to assess the contributions that the directors have made to the board as well as their industry knowledge, judgment and leadership capabilities.

Brian C. Beazer has served as a director of the Company since June 2002. Mr. Beazer is currently the Non-Executive Chairman of the Board of Beazer Homes USA Inc., a national homebuilder headquartered in Atlanta, Georgia, and has served as a director of Beazer since its inception in November 1993. Mr. Beazer served as Chief Executive Officer of Beazer PLC or its predecessors from 1968 to 1991 and as Chairman of that company from 1983 until the date of its acquisition by an indirect, wholly owned subsidiary of Hanson PLC effective December 1, 1991. Mr. Beazer is also a director of Beazer Japan, Ltd., and Seal Mint, Ltd., and United Pacific Industries Limited.    As a result of Mr. Beazer’s long tenure at Beazer Homes USA, a public company, he provides valuable business, leadership and management insights into our strategic direction and business operations, among other things.  Mr. Beazer’s brings expertise in residential real estate, an important market for our products and services.  In addition, through his experience at Beazer Homes, Mr. Beazer brings financial expertise as well as executive compensation experience, qualifying him to serve on our Audit Committee and Compensation Committee, and his service on the board of directors of Beazer Homes provides the Nominating and Corporate Governance Committee with valuable insight on the selection of directors and corporate governance practices.

George Benson has served as a director of the Company since June 1995. Mr. Benson is currently Chairman and Chief Executive Officer of Wisconsin Wireless Communications Corp. and has served in such role since 1992.  He also founded Airadigm Communications, Inc. in 1994 and served as its Chairman and Chief Executive Officer until his retirement as Chairman Emeritus in June of 1999. We believe that Mr. Benson’s deep expertise in wireless communication provides a strong operational and strategic background and adds valuable business, leadership and management experience and insights into many aspects of our business.   Mr. Benson’s experience in developing appropriate compensation for the executives and senior management of his other companies qualifies him to serve on our Compensation Committee, and his experience on our board, as well as his management experience with Wisconsin Wireless Communications Corp, provides him with a solid background for service on our Auditing Committee as well as our Nominating and Corporate Governance Committee.

E. James Constantine has served as a director of the Company since October 2008. Since 2006, Mr. Constantine has served as Chief Executive Officer of HPE America LLC, a holding of Piero Ferrari involved in power train development for NASCAR and Formula 1 racing vehicles. From February 2003 until July 2006, Mr. Constantine was the Chief Executive Officer of Delta Motors LLC and a private holding company, MY Ventures, LLC, which held entities engaged in development of embedded cellular transceivers, GPS and location-based services and technology, special purpose vehicles, and commercial real estate. He previously served on the Board of Governors of Claremont McKenna College’s Kravis Leadership Institute, and was the commercial consultant to the City of Los Angeles for the creation of its electric vehicle initiative and development of the first parallel hybrid vehicle. Mr. Constantine’s tenure as CEO of a company in the auto industry and a wireless communications company provide valuable business, leadership and management experience, including expertise in creating value and product development for our customers in the auto and real estate sectors.   Mr. Constantine’s experience as a chief executive officer also provides valuable insights to our Nominating and Corporate Governance Committee.

Stratton J. Nicolaides has served as Chief Executive Officer of the Company since April 2000, and served as Chief Operating Officer from April 1999 until March 2000, and as Chairman of the Board of Directors since December 1999. In 2007, Mr. Nicolaides began serving as a director the Taylor Hooton Foundation, a non-profit organization formed to fight steroid abuse by America’s youth. With his years of experience in the wireless communication industry, including eleven years of senior management experience at Numerex, we believe that Mr. Nicolaides’s deep industry knowledge and his expertise in our operations, product development and corporate strategy provides the Board with significant insight across a broad range of issues critical to our business.  As our chief executive officer, Mr. Nicolaides provides unique insight to the Board regarding our day-to-day operations, customer information, competitive intelligence, general trends in our industry and issues regarding our financial results.

John G. Raos has served as a director of the Company since February 2000, now serves as Lead Director, and was named Vice-Chairman of the Board in March 2008. Since 2000, Mr. Raos has been Chief Executive Officer of Precision Partners, Inc., a global, diversified manufacturing and engineering services company. From June 1995 until January 2000, Mr. Raos served as President and Chief Operating Officer of US Industries, Inc. From February 1999 until January 2000, Mr. Raos also served as Chairman and Chief Executive Officer of Strategic Industries, Inc., a US Industries subsidiary. Prior to June 1995, Mr. Raos served as President, Chief Operating Officer, and Director of Hanson Industries, Inc., the North American arm of Hanson PLC. Mr. Raos also served as a director of Hanson PLC from 1990 until 1995.   In addition, Mr. Raos held the positions of Chief Financial Officer and Treasurer of Hanson Industries, Inc., and is a Certified Public Accountant.
We believe Mr. Raos’ 10 years of service as a director of Numerex and his career experience in the business markets which we serve provides the Board with valuable perspective on the issues facing the Company and insight into the markets we serve, and assists our Compensation Committee in developing our compensation policies and practices in order to secure talented employees, management and directors.  We believe that Mr. Raos’s operating experience brings a valuable perspective to the Board both with respect to accounting and financial and strategic aspects of our business and to the Audit Committee on which he serves as “audit committee financial expert.”

Andrew J. Ryan has served as a director of the Company since May 1996. Mr. Ryan has practiced law with the law firm of Salisbury & Ryan since August 1994 and serves as the Board of Directors designee of Gwynedd Resources, Ltd. in accordance with Gwynedd’s contractual right to designate a member of the Board of Directors.  Mr. Ryan’s wide-ranging legal practice and breadth of experience gained with his 15 years of experience with the Company has been of particular value in assisting the Board with evaluating business and strategic issues.  Mr. Ryan provides the Board with significant operational insights regarding operational strategies and corporate governance issues.

Required Vote

If a quorum is present, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting shall be elected as directors. An abstention, withholding of authority to vote, or broker non-vote will have no effect on the vote and will not be counted in determining whether any proposal has received the required shareholder vote.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF MSSRS. BEAZER, BENSON, CONSTANTINE, NICOLAIDES, RAOS AND RYAN FOR ELECTION TO THE BOARD OF DIRECTORS.
* * *

PROPOSAL TWO: RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending December 31, 2010. This nationally known firm has no direct or indirect financial interest in the Company.

Although not required to do so, the Board of Directors is submitting the appointment of Grant Thornton LLP as the Company’s independent accountants for FY 2010 for ratification by the shareholders at the Annual Meeting as a matter of good corporate governance.  If a majority of the votes cast in person or by proxy at the Annual Meeting is not voted for ratification, the Board of Directors will reconsider its appointment of Grant Thornton LLP as independent accountants for the current fiscal year.   Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Numerex and its shareholders.

A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.

Required Vote

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Grant Thornton LLP.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT ACCOUNTANTS FOR FY 2010.

MATTERS CONCERNING THE COMPANY’S INDEPENDENT AUDITORS

The Audit Committee Charter contains procedures for the pre-approval of audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Grant Thornton LLP for specific audit and non-audit services, except that pre-approval of non-audit services is not required if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by Grant Thornton. For additional information concerning the Audit Committee and its activities with Grant Thornton, see “Corporate Governance — Audit Committee” and “Report of the Audit Committee” in this proxy statement.

During FY 2009 and FY 2008, Grant Thornton LLP provided services to the Company in the following categories and amounts:

Audit and Other Fees	FY 2009 ($)	FY 2008 ($)

Audit Fees	$467,041	$561,500
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

For FY 2008 and FY 2009, “Audit Fees” consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and regulatory filings. Audit fees for both years also include fees for professional services rendered for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and Sarbanes-Oxley compliance. “Audit-Related Fees” consist of fees for services related to the performance of the audit and review of the Company’s financial statements; there were no Audit-Related Fees for FY 2008 or FY 2009.

* * *

PROPOSAL THREE: APPROVAL OF AMENDMENT TO THE COMPANY’S 2006 LONG-TERM
INCENTIVE PLAN

General

    The Board has approved an amendment to the 2006 Long-Term Incentive Plan (the “2006 Plan”), subject to stockholder approval, to (a) increase the maximum aggregate number of shares authorized for issuance under the 2006 Plan from 750,000 shares to 1,500,000 shares (in each case prior to taking into account provisions under the 2006 Plan allowing shares that were available under the Company’s predecessor stock incentive plan as of its termination date (and shares subject to options granted under the predecessor plan that expire or terminate without having been fully exercised) to be available again for issuance under the 2006 Plan) and (b) permit stock appreciation rights, settled in shares, to be issued under the 2006 Plan.

    On March 16, 2010, the Board approved the amendment to increase the number of shares authorized for issuance under the 2006 Plan by 750,000 to ensure that the Company can continue to grant stock-based awards to directors and employees of and consultants to the Company at levels determined appropriate by the Board and a committee or committees appointed by the Board to administer the 2006 Plan. As of March 25, 2010, 59,564 shares remained available for grant under the 2006 Plan.  On March 16, 2010 the Board also approved an amendment to the 2006 Plan to permit the issuance of stock appreciation rights, or SARs, under the 2006 Plan.

    The use of stock options has long been a vital component of the Company’s overall compensation philosophy, which is premised on the principle that any long-term pay-for-performance incentive compensation should be closely aligned with stockholders’ interests. Over the years, the Company believes that it has been very successful in achieving this objective through the use of fixed-price stock options for its employees.   Fixed-price stock options align employees’ interests directly with those of other stockholders because an increase in stock price after the date of award is necessary for employees to realize any value, thus rewarding employees only upon improved stock price performance.

    The Company believes that stock options, restricted stock awards and SARs are necessary to enable the Company to attract and retain the talent critical for an innovative enterprise focused on sustainable growth. The amendment to permit the issuance of SARs offers the Company another type of award to provide incentive compensation to our executive officers and employees that is based upon the performance of the Company’s stock price, and to motivate employees with compensation conditioned upon achievement of our financial goals.

Description of the 2006 Plan

    The following summary of the material features of the 2006 Plan, as proposed to be amended, is qualified in its entirety by reference to the full text of the 2006 Plan, a copy of which is attached as Appendix A to the Proxy Statement. Unless otherwise specified, capitalized terms used herein have the meanings assigned to them in the 2006 Plan.

            The 2006 Plan authorizes the grant of stock options (including incentive stock options and nonqualified stock options) and restricted stock awards, or any combination thereof, to persons who are at the time of the grant of an award employees, officers, directors (and, subject to restrictions applicable to incentive stock options and restrictions under Section 409A of the Code, persons who may become employees, officers or directors), and consultants of the Company or of any Subsidiary of the Company, as may be selected by the Administrator as defined below. Only employees of the Company or of any Subsidiary of the Company are eligible to receive grants of incentive stock options.  As of March 25, 2010, the number of employees, officers and directors of the Company eligible to receive grants under the 2006 Plan was approximately 123 persons. The number of consultants or contractors eligible to receive grants under the 2006 Plan varies depending on the number then engaged by the Company, and was 20 persons as of March 25, 2010.

Administration

    The 2006 Plan is administered by the Compensation Committee of the Board, and is referred to as the “Administrator.” The Administrator has all the powers vested in it by the terms of the 2006 Plan, including the authority to determine eligibility, to grant awards, to prescribe Award Agreements evidencing such awards, to determine whether a stock option shall be an incentive stock option or a nonqualified stock option, to determine any exceptions to nontransferability, to establish any performance goals or criteria or other conditions applicable to awards and the satisfaction thereof, to determine the period during which awards may be exercised, to determine the period during which awards shall be subject to restrictions, and to otherwise administer the 2006 Plan.

Shares Available for the 2006 Plan

    Under the 2006 Plan as proposed to be amended, the maximum number of shares of common stock that may be granted as awards will be increased from 750,000 shares to 1,500,000 shares of Common Stock (the “Shares”), plus the number of Shares that were available under the Company’s predecessor stock incentive plan as of its termination date (and Shares subject to options granted under the predecessor plan that expire or terminate without having been fully exercised).  The maximum number of Shares issuable pursuant to incentive stock options granted under the 2006 Plan is 750,000.   If the proposed amendment increasing the number of shares is approved, the Company will consider increasing the maximum aggregate number of shares authorized for issuance pursuant to the exercise of incentive stock options, if such increase is necessary.

    If an award expires or terminates unexercised or is forfeited, or if any Shares are surrendered to the Company in connection with an award, the Shares subject to such award and the surrendered Shares will become available for further awards under the Plan. The number of Shares subject to the Plan (as well as the number of Shares and terms of any award, the number of Shares issuable as incentive stock options, and the individual award maximum described below) may be adjusted by the Administrator in the event of any change in the outstanding Common Stock by reason of any reorganization, recapitalization, stock dividend, stock split, combination or any other change in the shares of Common Stock.

             A maximum of 100,000 Shares subject to awards may be granted to an individual during any calendar year to under the Plan.

Stock Options

                     The 2006 Plan authorizes the grant of incentive stock options and nonqualified stock options. Incentive stock options are stock options that satisfy the requirements of Section 422 of the Internal Revenue Code (the “Code”).   Nonqualified stock options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the 2006 Plan would entitle the grantee, upon exercise, to purchase a specified number of Shares from the Company at a specified exercise price per Share. Stock options must have an exercise price at least equal to fair market value (as determined under the 2006 Plan, the “Fair Market Value”) on the date of grant, or at least 110% of Fair Market Value in the case of incentive stock options granted to a 10% Shareholder.

Restricted Stock Awards

                     The 2006 Plan authorizes the grant of restricted stock awards. Restricted stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as determined by the Administrator. Such terms and conditions may provide, in the discretion of the Administrator, for the lapse of issuance, vesting or transfer restrictions or retention provisions to be contingent upon the achievement of one or more specified Performance Goals.

                     “Performance Goals” means performance goals established by the Administrator which may be based on one or more business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company and/or one or more of its Subsidiaries either separately or together, over such performance period as the Administrator may designate, including, but not limited to, business criteria based on operating income, earnings or earnings growth, sales, return on assets, equity or investment, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Administrator, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.

Stock Appreciation Rights

Under the 2006 Plan (as proposed to be amended), a recipient of a SAR is generally entitled to receive, upon exercise and without payment to the Company (but subject to required tax withholdings), that number of Shares having an aggregate Fair Market Value as of the date of exercise not to exceed the number of Shares subject to the portion of the SAR exercised, multiplied by an amount equal to the excess of (i) the Fair Market Value per Share on the date of exercise of the SAR over (ii) the Fair Market Value per Share on the date of grant of the SAR (or such amount in excess of the Fair Market Value per Share as the Administrator may specify). The terms and conditions applicable to a SAR (including upon termination or change in the status of employment or service of the recipient with the Company and its subsidiaries) shall be determined by the Administrator and set forth in the Award Agreement applicable to the SAR.  Each SAR shall expire within a period of not more than ten (10) years from the date of grant.

Transferability

                     Except as otherwise determined by the Administrator or provided in a Award Agreement, awards granted under the 2006 Plan are not transferable except by will or the laws of descent and distribution. Unless otherwise determined by the Administrator, awards may be exercised only by the grantee during his or her lifetime.

Amendment and Termination

          Subject to the terms and restrictions set forth in the Plan, the Board of Directors may amend, alter or discontinue the 2006 Plan, or any portion thereof, at any time; provided that the Board of Directors will not modify or amend the Plan without stockholder approval to the extent required by the Code or the rules of Nasdaq or the SEC..  No award may be granted under the 2006 Plan after the close of business on March 31, 2016. Subject to other applicable provisions of the 2006 Plan, all awards made under the 2006 Plan prior to the termination of the 2006 Plan will remain in effect until those awards have been satisfied or terminated.

 Summary of Certain Federal Income Tax Consequences

General

                     The following discussion briefly summarizes certain federal income tax aspects of stock options, SARs and restricted stock awards granted under the 2006 Plan. The rules governing the tax treatment of awards and the receipt of Shares are quite technical, so the following description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local law may not be the same as under the federal income tax laws.

Incentive Stock Options

                     In general, a grantee will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the exercise date is an adjustment item for purposes of the alternative minimum tax. Further, if a grantee does not exercise an incentive stock option within certain specified periods after termination of employment, the grantee will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a nonqualified stock option, as described below.

Nonqualified Stock Options and Stock Appreciation Rights

                     A grantee generally is not required to recognize income on the grant of a nonqualified stock option or a SAR. Generally, ordinary income is required to be recognized on the date the nonqualified stock option or SAR is exercised. In general, the amount of ordinary income required to be recognized is (a) in the case of a nonqualified stock option, an amount equal to the excess, if any, of the fair market value of the Shares on the exercise date over the exercise price, and (b) in the case of a stock appreciation right settled in shares, the amount of the fair market value of any shares received upon exercise (plus the amount of taxes withheld from such amount).

Restricted Stock

               Unless a grantee of restricted stock makes an election under Section 83(b) of the Code as described below, the grantee generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date that the Shares vest (i.e., become transferable or no longer subject to a substantial risk of forfeiture), the grantee will be required to recognize ordinary income in an amount equal to the excess, if any, of the Fair Market Value of the Shares on such date over the amount, if any, paid for such Shares. If a grantee makes a Section 83(b) election to recognize ordinary income on the date the Shares are awarded, the amount of ordinary income required to be recognized at the time of grant is an amount equal to the excess, if any, of the Fair Market Value of the Shares on the date of grant over the amount, if any, paid for such Shares. In such case, the grantee will not be required to recognize additional ordinary income when the Shares vest.

Gain or Loss on Sale or Exchange of 2006 Plan Shares

                In general, gain or loss from the sale or exchange of Shares granted or awarded under the 2006 Plan will be treated as capital gain or loss, if the Shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of Shares acquired upon exercise of an incentive stock option (a “disqualifying disposition”), a grantee generally will be required to recognize ordinary income upon such disposition.

Deductibility by Company

                The Company generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a grantee is required to recognize income as a result of a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option, as described above), a SAR or a restricted stock award, the Company generally will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the grantee, provided that certain income tax reporting requirements are satisfied.

Parachute Payments

                Where payments to certain persons that are contingent on a change in control exceed limits specified in the Code, the person generally is liable for a 20% excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. If the Administrator, in its discretion, grants awards, the exercise date, vesting or payment of which is accelerated by a change in control of the Company, such acceleration of the exercise date, vesting or payment would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Tax Rules Affecting Nonqualified Deferred Compensation Plans.

                Section 409A of the Code imposes tax rules that apply to “nonqualified deferred compensation plans.” Failure to comply with, or qualify for an exemption from, the rules with respect to an award could result in significant adverse tax results to the grantee of such Award, including immediate taxation upon vesting and an additional income tax of 20 percent of the amount of income so recognized. The 2006 Plan is intended to allow the granting of awards which are intended to comply with, or qualify for an exemption from, Section 409A of the Code.

Performance-Based Compensation

              Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to the executive exceeds $1 million for the taxable year. The 2006 Plan has been designed to allow the Administrator to make awards under the 2006 Plan that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.”

Vote Required For Approval

The affirmative vote of a majority of the total votes cast by the stockholders present at the meeting, in person or by proxy, and entitled to vote on this proposal is necessary for approval of the amendment to the 2006 Plan. If you submit a proxy without direction as to a vote on this matter, the proxy will be voted “FOR” the proposal. Abstentions will have the effect of a vote against this proposal.   Broker non-votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) will be treated as not entitled to vote and have no effect.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2006 LONG-TERM INCENTIVE PLAN.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about the securities authorized for issuance to our employees and non-employee directors under our stock-based compensation plans:

Plan Category	Column A	Column B	Column C
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A (#)
Equity compensation plans approved by security holders	1,838,096	$5.86	59,564
Equity compensation plans not approved by security holders	--	--	--
Total	1,838,096	$5.86	59,564

***

CORPORATE GOVERNANCE

Role of the Board

It is the duty of the Board to oversee the Company's Chief Executive Officer (the “CEO”) and other senior management in the competent and ethical operation of the Company on a day-to-day basis and to assure that the long-term interests of the shareholders are being served. To satisfy this duty, the directors take a proactive, focused approach to their position, and set standards to ensure that the Company is committed to business success through maintenance of high standards of responsibility and ethics.  In FY 2009, the full Board held five meetings inclusive of the annual meeting of shareholders.

Director Independence

The Board has determined that all Board members, excluding Mssrs. Nicolaides and Ryan, are independent under applicable NASDAQ and SEC rules. Furthermore, the Board has determined that each member of each of the committees of the Board of Directors is independent within the meaning of NASDAQ’s and the SEC’s director independence standards. In making this determination, the Board solicited information from each of the Company’s directors regarding several factors, including whether such director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person’s normal compensation. The Board considered the responses of the Company’s directors, and independently considered all other material information relevant to each such director in determining such director’s independence under applicable SEC and NASDAQ rules.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent lead director, is in the best interest of stockholders at this time because it provides the appropriate balance between strategy development and independent oversight of management.  In addition, much of the work of the Board is conducted through its committees.  Our Board has three standing committees—Audit, Compensation, and Corporate Governance and Nominating, as further described below.  Each of the Board committees is comprised solely of independent directors, with each of the three committees having a separate chair.   One of the key responsibilities of the Board is to develop the strategic direction for the Company, and provide management oversight for the execution of that strategy.

Board Role in Risk Oversight

The responsibility for the day-to-day management of risk lies with management, while the Board, and each of the Board committees, is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy.  The role of the Board of Directors in the Company’s risk oversight process includes reviewing the Company’s key business risks, understanding how these risks could affect our Company and receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, investment and liquidity, and strategic and reputational risks.  The Board also believes its oversight of risk is enhanced by its current leadership structure (discussed above) because the Chief Executive Officer, who is ultimately responsible for the Company's management of risk, also chairs regular Board meetings, and with his in-depth knowledge and understanding of the Company, is best able to bring key business issues and risks to the Board's attention.

Board Committees

The Board has a standing Audit and Finance Committee (the “Audit Committee”), Compensation Committee (the “Compensation Committee”), and Nominating and Corporate Governance Committee (the “Nominating Committee”). The Board has determined that all committee chairs and committee members are independent under the applicable NASDAQ and SEC rules. The members of each of the Company’s committees are identified in the table below.

Name	Audit Committee	Compensation Committee	Nominating Committee
Brian C. Beazer	*	*	Chairman
George Benson	*	Chairman	*
E. James Constantine			*
Stratton J. Nicolaides
John G. Raos	Chairman	*
Andrew J. Ryan

Audit Committee

The Audit Committee met eight times in FY 2009. The Board of Directors has determined that John Raos, Chairman of the Audit Committee, is an “audit committee financial expert” as defined by the SEC. The principal functions of the Audit Committee are to: (a) assist in the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors and the performance of the Company’s independent auditors; (b) approve the selection, appointment, retention and/or termination of the Company’s independent auditors, as well as approving the compensation thereof; and (c) approve all audit and permissible non-audit services provided to the Company and certain other persons by such independent auditors.  The Audit Committee Charter is available on the Company’s website at http://www.numerex.com/Company/Corporate-Governance2.aspx.

Compensation Committee

The Compensation Committee met five times in FY 2009. The Compensation Committee is responsible primarily for reviewing the compensation arrangements for the Company's executive officers, including the Chief Executive Officer, and for formulating the Company's equity compensation plans. Additional information on the Compensation Committee’s processes and procedures for the consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Compensation Committee Charter is available on the Company’s website at http://www.numerex.com/Company/Corporate-Governance2.aspx.

Nominating and Corporate Governance Committee

The Nominating Committee met two times during FY 2009. The Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess the Board's effectiveness and helps develop and implement the Company's Corporate Governance Guidelines. The Nominating Committee also considers nominees for election as directors proposed by shareholders. The Nominating Committee Charter specifies that the composition of the Board should reflect experience in the following areas: finance, compensation, sales and marketing, technology and production. The Nominating Committee Charter is available on the Company’s website at http://www.numerex.com/Company/Corporate-Governance2.aspx.

Attendance at Meetings

Each director attended at least 95% of the meetings of the Board of Directors and its committees of which he was a member. Directors are encouraged, but not required, to attend the Company’s annual meetings of shareholders. Although no director is required to do so, five of the Company’s directors attended the annual meeting of shareholders on May 15, 2009. Non-management members of the Board meet, absent the Company’s employee director, following regularly scheduled in-person meetings of the Board.

Executive Sessions

Executive sessions of the independent directors are held at least one time each year following regularly scheduled in-person meetings of the Board of Directors. These executive sessions include only those directors who meet the independence requirements promulgated by NASDAQ, and Mr. Raos, as the Lead Director and Vice-Chairman of the Board, is responsible for chairing these executive sessions. The Board’s independent directors attended two executive sessions in FY 2009.

Code of Ethics

The Company has a Code of Ethics and Business Conduct (the “Code”) that applies to the Company’s directors, officers, and employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Code is available on the Company’s website at http://www.numerex.com/Company/Corporate-Governance2.aspx. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our website as promptly as practicable, as may be required under applicable SEC and Nasdaq rules.

Right to Designate Director

The Company has entered into an agreement providing Gwynedd the right to designate one director to the Board of Directors. Additionally, if the Board consists of more than seven directors, Gwynedd, at its option, may designate one additional director. Any designee’s appointment will be subject to the exercise by the Board of Directors of its fiduciary duties and the approval of the Company’s shareholders upon the expiration of any appointed term at the next annual meeting of shareholders. Gwynedd’s right to designate a director will cease at such time as Gwynedd’s equity interest in the Company drops below 10% of the outstanding shares of Common Stock. Mr. Ryan currently serves as Gwynedd’s sole designee on the Board.

Communications with the Board of Directors

Any shareholder who wishes to send any communications to the Board or a specific director should deliver such communications to the General Counsel and Secretary of the Company at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339, who will forward appropriate communications to the Board. Inappropriate communications include correspondence that is unrelated to the operation of the Company or the Board, is inappropriate for Board consideration, such as advertisements or other commercial communications, or is threatening or otherwise offensive. The Company’s General Counsel and Secretary may consult with other officers of the Company, counsel, and other advisers as appropriate, in making this determination.

Consideration of Director Nominees

The Nominating Committee will consider nominees for director recommended by a shareholder submitted in accordance with the procedure set forth in the Company’s Bylaws. In general, the procedure set forth in the Company’s Bylaws provides that a notice relating to the nomination must be timely given in writing to the: Secretary of the Company, Numerex Corp., 1600 Parkwood Circle SE, Atlanta, Georgia 30339. To be timely, the notice must have been delivered by the 90th day prior to the anniversary of the prior year’s annual meeting.  Such notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including information relating to the business experience and background of the potential nominee, and certain information with respect to the nominating shareholder and any persons acting in concert with the nominating shareholder. Any such recommendation must also be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. The Nominating Committee Charter is available on the Company’s website at http://www.numerex.com/Company/Corporate-Governance2.aspx.

The Nominating Committee generally identifies potential nominees through its network of contacts, and may also engage, if it deems appropriate, a professional search firm. The Nominating Committee meets to discuss and consider such candidates’ qualifications and then chooses director candidates by majority vote. There are no differences in the manner in which the Nominating Committee evaluates potential nominees for director based on whether such potential nominees are recommended by a shareholder or by any other source. The Nominating Committee does not have specific, minimum qualifications for nominees and has not established specific qualities or skills that it regards as absolutely necessary for one or more of the Company’s directors to possess (other than any qualities or skills that may be required by applicable law, regulation or listing standard). The Nominating Committee’s Charter identifies diversity as a consideration with regard to the identification of director nominees, and the Nominating Committee strives to nominate directors with a variety of complementary skills such that, as a group, the Board will possess an appropriate diversity of professional experience, education, knowledge, skills, and abilities to oversee the Company's businesses. Further to the foregoing, in evaluating a person as a potential nominee to serve as a Director of the Company, the Committee considers the following factors, among any others it may deem relevant:

•
whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with Company management, Company service providers or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing organizations;

•	whether or not the person is willing to serve, and willing and able to commit the time necessary for the performance of the duties of a Director of the Company;

•
 as specifically provided in the Nominating Committee’s Charter, whether the nominee has experience in one or more of the following areas—finance, compensation, technology, sales and marketing, and production; and

•	the character and integrity of the person.

Compensation Committee Interlocks and Insider Participation

Following the 2009 annual meeting of shareholders at which two members of the Compensation Committee decided not to stand for re-election, the Compensation Committee was reconstituted on May 15, 2009 to include Messrs. Beazer, Benson (Chairman), and Raos. No member of the Compensation Committee during FY 2009 served as an officer, former officer, or employee of the Company or had a relationship requiring disclosure under “Related Person Transactions.”  During FY 2009, none of our executive officers served as:

•
a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;

•	a director of another entity, one of whose executive officers served on our Compensation Committee; or
•
a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

DIRECTOR COMPENSATION

Compensation of Directors – FY 2009

The annual fee for directors is $16,000 and the fee for each meeting that the Board of Directors or a Committee thereof attended is $350 except for meetings attended telephonically, in which case the fee is $175. Directors also receive reimbursement of expenses incurred in attending meetings. No additional fee is paid for Committee meetings held the same day as Board of Directors meetings. The lead director and Vice-Chairman of the Board of Directors, Mr. Raos, is paid an additional $4,000 annual fee. In accordance with the Company’s Directors’ Stock Plan, in FY 2009 two directors (Mssrs. Benson and Flanigan) elected to have their annual fees paid entirely in cash and four directors (Mssrs. Beazer, Constantine, Davidge, and Raos) elected to have their annual fees paid in stock. Directors also receive an annual grant of options to purchase 12,000 shares of the Company’s common stock granted on the date of the Annual Shareholders Meeting.

The following table provides information concerning compensation paid by the Company to its non-employee directors for FY 2008. Mr. Nicolaides and Mr. Ryan are not compensated for their services as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)(5)	All Other Compensation ($)	Total ($)
Brian C. Beazer	$18,450	--	$31,188	--	$49,638
George Benson	$18,625	--	$31,188	--	$49,743
E. James Constantine	$17,750	--	$31,188	--	$49,938
Nicholas Davidge(6)	$9,050	--	--	--	$9,050
Matthew Flanigan(6)	$9,050	--	--	--	$9,050
John G. Raos	$22,450	--	$31,188	--	$53,638

(1) Includes annual fees and meeting fees. Directors may elect to have their annual fee and, meeting fee, or other fees paid in shares of the Company’s common stock. Each of Messrs Beazer, Constantine, Davidge, and Raos elected to have those fees paid in stock as follows: Mr. Beazer, 4,297shares; Mr. Constantine, 4,126 shares; Mr. Davidge, 2,345 shares; and Mr. Raos, 5,221shares.

(2) Excludes stock paid in lieu of cash compensation. See Note 1, above. Other than as set forth in Note 1, above, no stock awards were made to any director in FY 2009.

(3) Figures in this column represent the aggregate grant date fair value of the award calculated in accordance with FASB ASC Topic 718.

(4) On May 15, 2009, each director was granted 12,000 options of the Company’s common stock at $4.21 per share. Messrs. Davidge and Flanigan, who did not stand for re-election at the annual stockholder meeting held on May 15, 2009, did not receive any awards.

 (5) The directors had the following outstanding option awards at the end of FY 2009:  Mr. Beazer, 64,000 shares; Mr. Benson, 62,000 shares; Mr. Constantine, 12,000 shares; and Mr. Raos, 86,000 shares.

(6) Messrs. Davidge and Flanigan did not stand for re-election at our annual stockholder meeting held on May 15, 2009 and therefore only served as directors during FY 2009 until such date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 25, 2010, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director, director nominee, and named executive officer of the Company, and (iii) all current directors and named executive officers of the Company as a group. Except as otherwise indicated below, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares. The shares “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include shares owned by or for, among other things, the spouse, minor children or certain other relatives of such individual, as well as other shares as to which the individual has or shares votes or investment power or has the right to acquire within 60 days after March 25, 2010.

Name and Address of Beneficial Owner or Identity of Group	Shares Beneficially Owned
	(#)	(%)
Gwynedd Resources, Ltd.(2) 1011 Centre Road, Suite 322 Wilmington, DE 19805	3,207,280	21.26%
Elizabeth Baxavanis, Trustee(3) Dominion Holdings #5 Revocable Trust for the Benefit of Maria E. Nicolaides c/o Salisbury & Ryan LLP 1325 Avenue of the Americas New York, NY 10019	3,207,280	21.26%
Maria E. Nicolaides(4) c/o Salisbury & Ryan LLP 1325 Avenue of the Americas New York, NY 10019	3,207,280	21.26%
Laurus Capital Management, LLC (5) 825 Third Avenue, 14th Floor New York, NY 10022	1,380,910	9.15%
Paul J. Solit(6) 825 Third Avenue, 33rd Floor New York, New York 10022	1,061,061	7.03%
Kenneth Lebow The Lebow Family Revocable Trust Santa Barbara, CA 93108	871,662	5.78%
Brian C. Beazer(7)(9)(10)	590,628	*
George Benson	92,000	*
Alan B. Catherall	134,500	*
E. James Constantine	18,321	*
Louis Fienberg	82,500	*
Michael J. Lang	391,593	*
Michael A. Marett	177,850	*
Stratton J. Nicolaides(8)	386,000	*
John G. Raos	185,653	*
Andrew J. Ryan(7) (9)(10)	633,620	*
All Current Directors and Executive Officers as a group(7)(9)(10)	2,692,665	17.84%

 (1) Except as noted in footnotes (5) and (6), percentage calculations are based on the  15,085,501 of shares of the Company’s Class A Common Stock, no par value, that were outstanding at the close of business on March 25, 2010; includes the subset of shares issuable upon the exercise of outstanding options exercisable within 60 days after March 25, 2010 in the following amounts: Mr. Beazer,  12,000 shares; Mr. Benson, 12,000 shares; Mr. Constantine, 12.000 shares; and Mr. Raos, 12,000 shares.

(2)The shareholders of Gwynedd Resources, Ltd. (“Gwynedd”) include various trusts for the benefit of Maria E. Nicolaides and her children (for which Mrs. Baxavanis is trustee)  Douglas Holsclaw owns 9.3% of the outstanding stock of Gwynedd and 4.9% of Numerex Class A Common Stock. See footnotes (3) and (4).

(3) Represents the shares of Common Stock owned by Gwynedd. Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Mrs. Baxavanis disclaims beneficial ownership of all shares of Common Stock owned by Gwynedd. See footnote (4).

(4)Represents the shares of Common Stock owned by Gwynedd Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Maria E. Nicolaides disclaims beneficial ownership of 327,143 shares of Common Stock owned by Gwynedd that may be deemed to be beneficially owned by the other shareholders of Gwynedd, including trusts for the benefit of her children. See footnote (3).

(5) According to Schedule 13G (Amendment No. 4), filed jointly with the SEC on February 16, 2010 by Laurus Capital Management, LLC, et al (“Laurus”), Laurus beneficially owned 1,380,910 shares, or 9.29% of the total number of shares of Class A Common Stock, no par value, of the Company that were outstanding as of the close of business on November 5, 2009, which was the reference date of Laurus’s February 16, 2010 filing.

(6) According to Schedule 13G, filed jointly with the SEC on March 2, 2009, by Paul J. Solit, et al (“Solit”), Solit beneficially owned 1,061,061 shares, or 7.1% of the total number of shares of Class A Common Stock, no par value, of the Company that were outstanding as of the close of business on November 5, 2009, which was the reference date of Solit’s March 2, 2010 filing.

 (7) According to Schedule 13D, filed with the SEC on June 20, 2007, includes 500,000 shares purchased by Rye 68, LLC from Mr. Kenneth Manser, a former director of the Company, as to which shares there is shared voting and dispositive power among Rye 68, LLC’s members, which members include Mr. Beazer, Mr. Ryan, and John F. McGill, Jr. Pursuant to a letter agreement, Messrs. Beazer and Ryan each have a 25% ownership interest in Rye 68, LLC; Mr. McGill has a 50% ownership interest in Rye 68, LLC. The 500,000 shares held by Rye 68, LLC will be distributed among Messrs. Beazer, Ryan, and McGill, Jr., according to their respective ownership interests in Rye 68, LLC upon the satisfaction of certain conditions set forth in the letter agreement. See footnotes (9) and (10).

(8) Does not include the 3,207,280 shares of Common Stock owned by Gwynedd, of which Mr. Nicolaides disclaims beneficial ownership.

(9) Includes 500,000 shares held by Rye 68, LLC. Further represents options to purchase 50,000 shares owned by Salisbury & Ryan, LLP granted in 2000 as to which there is shared voting and dispositive power between Mr. Ryan and his law partner; and represents 83,620 shares owned individually by Mr. Ryan. Does not include the 3,207,280 shares of Common Stock owned by Gwynedd, with respect to which Mr. Ryan disclaims beneficial ownership. See footnotes (7) and (10).

(10) The 500,000 shares with respect to which there is shared voting and dispositive power as between Messrs. Beazer and Ryan were counted only once for purposes of calculating this total and the corresponding percentage. See footnotes (7) and (9).

*Represents less than 5% of the Company’s total number of shares outstanding on March 25, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and persons who are the beneficial owners of more than 10% of the outstanding Common Stock are required to report their beneficial ownership of Common Stock and any changes in that ownership to the SEC. Based solely on a review of the copies of reports furnish to, or filed by, us and written representations that no other reports were required, we believe that during FY 2009, the Company’s officers and directors complied with all applicable Section 16(a) filing requirements, except as follows:

There were five late Form 4 filings in 2009 as follows; April 14, 2009 sale under 10b5 plan for Michael Lang, July 30, 2009 option grants for Michael Marett, Alan Catherall, Michael Lang and Louis Fienberg.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions. The Company does not have a formal written policy regarding the review of related party transactions. However, the Board reviews all relationships and transactions in which the Company and its directors and senior executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s senior management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and senior executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions, if any, that are determined to be directly or indirectly material to the company or a related person are disclosed in the company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a related party transaction subject to disclosure, the Audit Committee considers such factors as:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to the Company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and
•	any other matters the Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Mr. Ryan, a Director of the Company, is a partner in the law firm of Salisbury & Ryan LLP. Salisbury & Ryan provided legal services to the Company in FY 2009 and will continue to provide such services in FY 2010. For services performed in FY 2009, Salisbury & Ryan invoiced the Company legal fees in the amount of approximately $590,000.

 REPORT OF THE COMPENSATION COMMITTEE

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2009.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

THE COMPENSATION COMMITTEE

Brian Beazer
George Benson, Chairman
John Raos
.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The three-member Compensation Committee (the “Committee”) oversees the Company’s executive compensation program. All of the members of the Committee have been determined by the Board to be independent under applicable NASDAQ and SEC rules. The Company’s named executive officers and other selected personnel participate in the Committee’s meetings and provide input at the Committee’s request. In particular, the Company’s Chief Executive Officer participates in the final analysis, but not the determination of the amount and form of compensation to be paid to all other named executive officers. The Chief Executive Officer’s compensation is determined solely by the Committee. The Committee’s responsibilities include establishing targeted overall compensation for the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Executive Vice President – Corporate Development, and Executive Vice President – Sales and Marketing, referred to herein as the Company’s “named executive officers,” and allocating that compensation among the following four components:

•	Base salary;
•	Non-equity incentive plan awards—commonly referred to as cash bonuses;
•	Equity awards in the form of options to purchase the Company’s common stock; and
•	Certain fringe benefits in addition to group benefits generally available to all of the Company’s employees.

Objectives

Specific allocations among the foregoing components are designed (1) to be competitive with the offerings of other publicly traded companies that the Company has identified as its “peers”; (2) to ensure that the Company’s named executive officers’ interests are aligned with its shareholders’ long-term interests; and (3) to take into account the Company’s overall, year-over-year performance in light of macroeconomic conditions and trends  as well as competitive pressures specific to the markets on which the Company’s is focused.  Base salaries and, in particular, targeted non-equity incentive plan awards, are intended to correlate to Company’s year-over-year financial performance and the named executive officers’ individual contributions to the Company’s overall, year-over-year financial performance as measured against financial and operational metrics. Further, the Committee continues to draw on its own collective experience and expertise in conducting qualitative assessments of the named executive officers’ managerial styles and performance over time and in deciding whether to recommend changes to a named executive officer’s compensation package.

Elements

Base Salaries

The Committee’s minimum objective is to provide base compensation competitive with the base compensation the Company’s named executive officers would have the potential to earn if employed in similar positions by the Company’s peers. Base salaries are initially set at commencement of employment, typically as the outcome of a negotiated offer. Increases in base salaries are only made if the Committee determines that current compensation is insufficient. That determination may be reached because market pay for the position has increased, the named executive officer has taken on additional responsibilities, or the named executive officer’s value to the Company has increased in view of his performance. The Committee also takes into account its own qualitative assessment of each named executive officer’s individual contribution to the Company’s overall performance.

Non-Equity Incentive Based Awards

The Company’s named executive officers are eligible for “non-equity incentive based awards”, or cash bonuses keyed to revenue and EBIDTA (earnings before interest, depreciation, taxes, and amortization) goals. Such awards are typically subject to reductions for failure to meet specific objectives individual to each named executive officer’s non-equity incentive based award plan.  As detailed below, no cash bonuses were awarded to any named executive officer for his performance in FY 2009 because the Company’s EBITDA fell below the threshold set by the Committee.

Equity Awards

The primary form of equity compensation awarded by the Committee has historically consisted of stock options. The number of options awarded has reflected the Committee’s qualitative assessment of a variety of factors, including the Company’s overall financial performance, perceived individual contributions towards that performance, and individual involvement in, and contributions to, particular strategic initiatives or special projects. Equity awards are in any event not made by the Committee on a formulaic basis, and are never assured—for example, no named executive officer received an equity award for performance rendered in FY 2009—but are made solely at the Committee’s discretion on the basis of such qualitative factors as a named executive officer’s accomplishments over and above the norm, demonstrated leadership, creativity, professional growth, and responses to particular challenges facing the Company over a period of time.

Perquisites and Other Benefits

The Committee does not consider benefits available to all of the Company’s full-time employees—inclusive of its named executive officers—to be a part of the Committee’s compensation program. As the term is used herein, such benefits are limited to the following: medical, dental, and life insurance; and a 401(k) that matches 50% of an employee’s contributions up to the first 6% of the employee’s salary subject to an overall dollar cap. The Company does not provide a pension plan or a supplemental retirement plan for its named executive officers or any other employees.

Process

In FY 2006, the Committee began taking a more objective, data-centric approach to both validating and determining the compensation levels of its named executive officers. To assist in establishing “targeted overall compensation", or the aggregate level of compensation to be paid to the Company’s named executive officers if all requirements met, the Company’s human resources director began subscribing to a web-accessible database maintained by Equilar, Inc., for the purpose of conducting a study of the compensation of its Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. The Equilar database contains compensation-related information on all publicly traded companies in the United States, derived in large part from the data disclosed in those companies’ proxy filings with the SEC. Information in the database allows users to identify comparable companies (and their named executive officers) based on their industry sectors, such as telecommunications and technology, revenues, market capitalization, and employee headcount, among other variables. The compensation components tracked in the database include base salary, non-equity awards, equity awards, and other compensation. In view of the scarcity of Equilar data specific to the positions of EVP – Corporate Development and EVP – Sales and Marketing—positions which are not ubiquitously disclosed in proxy filings—the Committee relied on its collective familiarity with executive-level sales, marketing, and corporate development functions in the telecommunications industry and on guidance provided by the Company’s human resources director.  The Committee did not retain an outside compensation consultant in FY 2009.  In FY 2010, the Committee retained Markson HRC, an independent outside compensation consultant, to assist it on a prospective basis in developing an analysis based on an expanded set of data sources.

Peer Companies

The Committee has continually refined its methodology for identifying companies it regards as its peers for purposes of grouping them with enterprises it believes are the most directly comparable to, and most directly competitive with, the Company. In that context, the Committee is primarily concerned with competition from the Company’s peers in regards to the type and caliber of executive talent that the Company has the strongest interest in recruiting and retaining. At the same time, while the Committee believes that a rigorous, data-driven competitive assessment should inform its decisions, it does not believe that such an assessment should be its sole determinant or that more subjective factors should be entirely excluded from consideration.

For purposes of its FY 2009 analysis, the Committee limited its search of the Equilar database to the subset of “Telecom Technology” firms meeting the following criteria (based on data current in the Equilar database as of February 2009):

•	Annual revenues between $50 million and $125 million;

•	Market capitalization between $25 million and $90 million; or

•	Other “Telecom Technology” firms judged by the Committee to most comparable to the Company based on their sales or manufacture of similar products or provision of similar services.

Firms meeting one or more of the foregoing criteria included the following publicly traded companies:

• Acacia Research Corp.
• Acme Packet, Inc.
• Airspan Networks, Inc.
• Applied Digital Solutions, Inc.
• Avistar Communicaitons Corp.
• Calamp Corp.
• ClearOne Communications, Inc.
• Communications Systems, Inc.
• Digi International, Inc.
• Ditech Networks, Inc.
• Entertainment Distribution Co., Inc.
• Globalstar, Inc.
• Henry Bros. Electronics, Inc.

• ID Systems, Inc.
• Ikanos Communications
• INX, Inc.
• Labarge, Inc.
• Lantronix, Inc.
• Lojack Corp.
• Neoware Inc.
• Network Equipment Technologies
• Nextwave Wireless, Inc.
• Orbcomm, Inc.
• PCTel, Inc.
• Powerwave Technologies, Inc.
• Pinnacle Data Systems, Inc.

• Qualstar Corp.
• RF Monolithics, Inc.
• SIRF Technology Holdings, Inc.
• Soapstone Networks, Inc.
• SRS Labs, Inc.
• Sunaire Services Corp.
• Sycamore Networks, Inc.
• Telular Corp.
• Veraz Networks, Inc.
• Vertical Communications, Inc.
• Wireless Telecom Group, Inc.
• Worldgate Communications, Inc.

As summarized in the table below, the Committee’s analysis confirmed that Numerex’s overall targeted cash compensation (base salary plus target cash bonus) of its CEO, CFO, and COO generally places it near the median (50th percentile) of competitive practice.

TOTAL CASH COMPENSATION COMPARED TO PEERS(1)

	Competitive Compensation: Peers		Incumbent Pay (FY 2009)
Title	Median Base	Median Base + Median Bonus	Base	Base + Target Bonus
CEO	$325,000	$387,000	$305,000	$457,500
CFO	$250,000	$275,000	$245,000	$367,500
COO	$259,700	$299,589	$250,000	$375,000
(1) For FY 2009, in setting compensation for the positions of EVP – Corporate Development and EVP – Sales and Marketing, the Committee did not refer to comparative data obtained from a formal study but is the process of developing such data for use going forward.

Compensation Decisions for Fiscal 2009

Targeted Overall Cash Compensation

Stratton J. Nicolaides - Chief Executive Officer. In establishing targeted overall cash compensation for Mr. Nicolaides, and in addition to considering the results of the Company’s compensation analysis, the Committee has continued to give significant weight to the many leadership challenges that Mr. Nicolaides has met and overcome during the ten years in which he has held the position of Chairman and Chief Executive Officer of the Company, the resultant depth of Mr. Nicolaides’ knowledge of the Company’s product lines, culture, organization, and human capital structure, and the consequent difficulty of replacing Mr. Nicolaides with someone possessing comparable experience, knowledge, skills, and abilities. Based upon those considerations, the Committee established Mr. Nicolaides’ targeted maximum overall cash compensation for FY 2009, exclusive of benefits, at $610,000. That figure is inclusive of a base salary of $305,000 that remained unchanged from the prior fiscal year; as was the case with respect to all named executive officers, Mr. Nicolaides’ maximum potential non-equity award compensation was increased to 100% of his base salary as compared to the prior fiscal year’s 75% of base. However, as discussed in detail below in the section entitled “Allocation of Compensation Elements” there was no payout of a cash award to Mr. Nicolaides or any named executive officer for performance rendered in FY 2009.

Alan Catherall - Chief Financial Officer. In establishing targeted overall cash compensation for the Company’s Chief Financial Officer, the Committee considered the results of the Company’s compensation analysis as well as Mr. Catherall’s accomplishments with respect to various strategic financial and regulatory initiatives led by Mr. Catherall (such as his management of the Company’s relationship with Laurus Capital and the Company’s Sarbanes-Oxley compliance program) and his continued success in controlling costs while providing valuable insight at the strategic level in support of the Company’s growth strategy. Based upon those considerations, the Committee established Mr. Catherall’s targeted maximum overall cash compensation for FY 2009, exclusive of benefits, at $490,000. That figure is inclusive of a base salary of $245,000 that remained unchanged from the prior fiscal year; Mr. Catherall’s maximum potential non-equity award compensation was increased to 100% of his base salary as compared to the prior fiscal year’s 60% of base. However, as discussed in detail below in the section entitled “Allocation of Compensation Elements,” there was no payout of a cash award to Mr. Catherall or any named executive officer for performance rendered in FY 2009.

Michael Marett - Chief Operating Officer. The Committee’s process with respect to establishing targeted overall cash compensation for Mr. Marett was more subjective than it was with respect to Mssrs. Nicolaides and Catherall. While taking the results of its compensation analysis into account, the Committee recognizes that the responsibilities of a Chief Operating Officer vary widely from one company to the next regardless of industry sector. In addition, the position of Chief Executive Officer was relatively uncommon among the “Telecom Technology” firms identified above. Comparison data based solely on Mr. Marett’s job title is therefore not as directly helpful with respect to Mr. Marett’s position. Mr. Marett’s wide-ranging responsibilities within Numerex have continued to evolve over time and presently include oversight of the Company’s network operations center and infrastructure, global supply chain management, product sourcing, product design and testing, and the negotiation of commercial arrangements with key suppliers. Based upon the foregoing, the Committee established Mr. Marett’s targeted overall cash compensation for FY 2009, exclusive of benefits, at $500,000. That figure is inclusive of a base salary of $250,000 that remained unchanged from the prior fiscal year; Mr. Marett’s maximum potential non-equity award compensation was increased to 100% of his base salary as compared to the prior fiscal year’s 60% of base. However, as discussed in detail below in the section entitled “Allocation of Compensation Elements,” there was no payout of a cash award to Mr. Marett or any named executive officer for performance rendered in FY 2009.

Louis Fienberg - Executive Vice President – Corporate Development. The Equilar database utilized by the Committee for purposes of establishing Mr. Fienberg’s compensation package for FY 2009 provided very few data points against which to make any meaningful comparisons and was therefore not utilized with respect to his position. The Committee instead relied upon its assessment of Mr. Fienberg’s knowledge, skills, abilities, and its measure of his accomplishments with respect to the particular strategic initiatives he has been charged with leading. Such initiatives have included forging and maintaining relationships with very large, nationally known security system manufactures, i and oversight of the Company’s acquisition strategy. Mr. Fienberg has also continued to be responsible for overseeing the Company’s “legacy” businesses, which include Broadband Networks, Inc., DCX Systems, Inc, and Digilog, Inc. In view of the foregoing, the Committee established Mr. Fienberg’s targeted overall cash compensation for FY 2009, exclusive of benefits, at $400,000. That figure is inclusive of a base salary of $200,000 that remain unchanged from the prior fiscal year; Mr. Fienberg’s maximum potential non-equity award compensation was to increased to 100% of his base salary as compared to the prior fiscal year’s 50% of base. However, as discussed in detail below in the section entitled “Allocation of Compensation Elements,” there was no payout of a cash award to Mr. Fienberg or any named executive officer for performance rendered in FY 2009.

Michael Lang - Executive Vice President – Sales and Marketing. Mr. Lang’s compensation package is based, in part, on compensation targets tracing back to product and services developed out of the Company’s acquisition of the assets of Airdesk, Inc., in FY 2006. (Mr. Lang was Airdesk’s founder and principal.) Following an initial focus on products and services that were an outgrowth of that acquisition, Mr. Lang’s role expanded to encompass responsibility for the Company’s sales and marketing functions on an enterprise-wide basis.  For FY 2009, Mr. Lang’s targeted overall cash compensation, exclusive of benefits, was set at $500,000, inclusive of a base salary of $250,000 that remained unchanged from the prior fiscal year; Mr. Lang’s maximum potential non-equity award compensation was increased to 100% of his base salary as compared to the prior fiscal year’s 50% of base. However, as discussed in detail below in the section entitled “Allocation of Compensation Elements,” there was no payout of a cash award to Mr. Lang or any named executive officer for performance rendered in FY 2009.

Allocation of Compensation Elements

The overall compensation plan for the Company’s named executive officers consists of a mix of base salary, non-equity, and equity-based incentive plan components.

Base Salaries

The Committee’s goal is to provide the Company’s named executive officers with a level of assured cash compensation in line with the offerings of the Company’s peers while putting a comparatively greater emphasis on non-equity incentive based compensation. Base salaries remained unchanged in FY 2009, following upward adjustments that were made effective in FY 2008 and FY 2007; in the Committee’s assessment, those adjustments brought salaries closer to those offered by the Company’s peers, such that further upward adjustments were not deemed necessary for FY 2009—particularly in light of the Committee’s design of the non-equity incentive based compensation component of its compensation program for named executive officers.

 Non-Equity Incentive Based Compensation Plan (“Non-MBO Plan”)

While the levels the Committee has established with respect to non-equity incentive based compensation represent more than what the Committee’s analysis of its peers might suggest is most appropriate, the Committee has concluded that they are appropriate in view of the Company’s relative performance within the M2M subsector of the “Telecom Technology” industry. The Committee believes such performance is reflective, in significant part, of a compensation program that it believes has been  effective in aligning the Company’s named executive officers’ interests with the Company’s long-term growth strategy while, at the same time, serving to protect the Company’s shareholders’ interests by striking an appropriate balance from a “risk versus reward” standpoint. The Committee further believes that the Company’s named executive officers have the greatest ability to influence the Company’s performance and that a greater proportion of their compensation should therefore be performance based.  Consequently, the Committee has set base salaries that are somewhat lower in comparison to the offerings of the Companies’ peers while increasing the potential to earn higher compensation through incentive based compensation awards.

The first table below sets forth each named executive officer’s threshold, target, and maximum opportunities for FY 2009 under the Committee’s non-equity incentive based compensation plan (“non-MBO plan”) based upon EBITDA targets established by the Committee at the beginning of the fiscal year. For FY 2009, the Committee structured its non-MBO plan such that there would be no payout absent posted EBITDA in the threshold amount established by the Committee.  Payout of the maximum possible award would have required the Company to post $3,500,000 in EBITDA over the threshold amount. Moreover, any payout was subject to percentage reductions of up to 45% for failure of the Company to meet the Committee’s revenue and working capital targets or the occurrence of a goodwill impairment charge or other extraordinary write-down. Because the Company’s EBITDA for FY 2009 fell below the threshold set by the Committee, no cash bonuses were awarded. Had any bonuses been awarded, they would in any event have been subject to further reductions of up to 50% under the Committee’s MBO plan as set forth below.

MBO Plan

For FY 2009, the Committee’s MBO plan for the Company’s named executive officers was not designed to result in payment of any awards additional to those made under the non-MBO plan discussed above. Instead, the MBO plan functioned such that any award made to a named executive officer under the non-MBO plan would have been subject to a further reduction of up to 50% for failure of the executive received the reward to meet his individual objectives. Due to the Company performance metrics not being satisfied, none of the named executive officers received an award and the individual MBO plan metrics were not applicable for FY 2009.

The second table below summarizes the MBO plan objectives that would have relevant had there been any payouts under the non-MBO component of the officers’ non-equity incentive plans. Individual MBO plan objectives are established by the Committee and include both qualitative and quantitative measurements relating to specific aspects of the business with respect to which the named executive officer has major responsibility.

NON-EQUITY INCENTIVE PLAN FOR FY 2009: REVENUE AND EBITDA COMPONENT

Name	Threshold Performance Level % of Base Salary	Target Performance Level % of Base Salary(1)	High/Maximum Performance Level % of Base Salary(1)	Awarded ($)(2)
Stratton Nicolaides	0%	50%	100%	--
Alan Catherall	0%	50%	100%	--
Michael Marett	0%	50%	100%	--
Louis Fienberg	0%	50%	100%	--
Michael Lang	0%	50%	100%	--
(1) Subject to further reductions as set forth above in the section entitled “Non-Equity Incentive Based Compensation.”

(2) Because the Company’s EBITDA for FY 2009 fell below the threshold set by the Committee, no cash bonuses were awarded under the Company’s non-equity incentive plan for FY 2009.

MBO AWARD PLAN METRICS — FY 2009

Name	Individual Performance Metric	MBO Award Component ($)(1)	Total ($)(1)	Awarded ($)(1)
Stratton Nicolaides	Residential and Commercial Sector Revenue and EBITDA	--	--	--
Alan Catherall	Debt Refinancing, SOX Compliance and Financial Reporting Initiatives, Cost Reductions, Increases in Cash and Working Capital	--	--	--
Michael Marett	International Sector Revenue and EBITDA, Budgetary Goals, Execution of Commercial Contracts, Support for New Product Launches	--	--	--
Louis Fienberg	Strategic Initiatives, “Legacy” Sector Revenue and EBITDA, Execution of Commercial Contracts	--	--	--
Michael Lang	Hardware Sales Revenues, Recurring Service Revenues, New Network Connections	--	--	--
(1) As discussed above, the Committee’s MBO award plan for FY 2009 served strictly as an index with respect to which each named executive officer’s non-MBO award was subject to reductions based on the executive’s failure to meet his individualized MBO goals.

Equity Awards

Grants of stock options are made from time to time at the Committee’s discretion, subject to the approval of the Board of Directors, based on the Committee’s subjective assessment of each named executive officer’s overall performance and contributions to the Company’s growth strategy and internal operations. On May 6, 2009, Mr. Lang received a stock grant of 7,500 shares with a fair value of $4.17 per share.  On July 30, 2009, options with a grant date fair value of $5.50 per share were awarded to each of Mssrs. Catherall, Marett, Fienberg, and Lang. Mssrs. Catherall and Marett were each awarded 25,000 options. Mr. Fienberg was awarded 17,500 options. Mr. Lang was awarded 50, 000 options. On November 24, 2009, Mr. Fienberg received a further award of 17,500 options, each with a grant date fair value of $4.35 per share.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation for the fiscal years ended December 31, 2009, 2008 and 2007 earned by or paid to the Company’s named executive officers, as determined in accordance with applicable SEC rules.

Name and Title	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($))(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($) (4)		Total ($)(6)
Stratton Nicolaides Chief Executive Officer	2009	$305,000	--	--	--	$14,089		$319,089
	2008	$305,000	--	--	$5,719	$22,329		$333,048
	2007	$275,000	--	--	$77,369	$17,356		$369,725
Alan Catherall Chief Financial Officer	2009	$245,000	--	$137,500	--	$8,702		$391,202
	2008	$245,000	--	--	$28,050	$21,322		$294,372
	2007	$230,000	--	--	$45,263	$15,159		$290,422
Michael Marett Chief Operating Officer	2009	$250,000	--	$137,500	--	$15,185		$402,685
	2008	$250,000	--	--	$25,000	$22,269		$297,269
	2007	$246,250	--	--	$9,234	$15,695		$300,554
Louis Fienberg(7) Executive Vice President	2009	200,000	--	$172,375	--	$12,187		$384,562
	2008	$200,000	--	--	$51,750	$14,956		$266,706
Michael Lang(7) Executive Vice President	2009	$250,000	$31,325	$275,000	--	$54,047	(5)	$610,372
	2008	$250,000	--	--	$1,563	$56,667		$308,230

(1) No stock was awarded to any named executive officer in FY 2007, FY 2008, or FY 2009 with the exception of Mr. Lang, who received an award of 7,500 shares on May 6, 2009.  The amount in this column reflects the aggregate grant date fair value of the award in accordance with FASB ASC Topic 718.

(2) No options were awarded to Mr. Nicolaides in FY 2009.  No options were awarded to any named executive officer in FY 2008 or, with respect to Mssrs. Nicolaides, Catherall, and Marett, in FY 2007.   The amount in this column reflects the aggregate grant date fair value of the award in accordance with FASB ASC Topic 718.

(3) Because threshold revenue and EBITDA Company performance objectives, and associated individual MBO goals were not met (as described above), non-equity incentive plan awards were not made to any named executive officer for performance rendered in FY 2009.

(4) Includes Company contributions to a qualified defined contribution plan, i.e., a 401(k) matching up to a maximum of 6% of the individual’s salary in the following amounts:  Mr. Nicolaides ($ 6,939.58), Mr. Catherall ($ 4,537.50), Mr. Marett ($ 7,000.00), Mr. Fienberg ($5,400.10), and Mr. Lang ($3,857.50). In addition, the column includes contributions by the Company to the individual’s health, dental, and life/disability premiums. All of these benefits are also available to all of the Company’s full time employees.

(5)  In addition to the amounts identified in note 3 above, Mr. Lang’s total “All Other Compensation” included $36,000 in FY 2008 and $42,000 in FY 2009 as a cost of living allowance reflective of the fact that Mr. Lang maintains a permanent address in Charlotte, North Carolina and frequently commutes to the Company’s headquarters in Atlanta, Georgia.

(6) Totals do not reflect the compensation actually paid but include, as required by SEC rules, the fair value of stock options awarded in  the applicable fiscal year; see notes (1) and (2) above.

(7)   Messrs. Feinberg and Lang were appointed executive officers in 2008.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes, except as noted, all plan based awards that the Company’s named executive officers were eligible to receive for FY 2009 performance.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards Number of Securities Underlying Options (#)		Exercise of Base Price of Option Awards ($/sh)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	High
		($)	($)	($)
Stratton Nicolaides	--	$0	$252,500	$305,000	--		--		--
Alan Catherall	07/30/2009	$0	$122,500	$245,000	25,000		$5.50		$137,500
Michael Marett	07/30/2009	$0	$125,000	$250,000	25,000		$5.50		$137,500
Louis Fienberg	07/30/2009	$0	$100,000	$200,000	17,500		$5.50		$96,250
	11/24/2009				17,500		$4.35		$76,125
Michael Lang	05/06/2009	$0	$125,000	$250,000	7,500	(2)	$4.17	(2)	$31,325	(2)
	07/30/2009				50,000		$5.50		$275,000

(1) As a percentage of his base salary, each named executive officer’s threshold, target, and high/maximum payouts were 0%, 50%, and 100% respectively.   No awards were paid during FY 2009.   Please see the discussion of our non-equity incentive plan awards in the Compensation Discussion and Analysis section above.

(2) Mr. Lang received an award of 7,500 shares of the Company’s Class A common stock on May 6, 2009, which vested in full after six months.

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired upon exercise of stock options and vesting of performance shares for each of our named executive officers during FY 2009.

Name	Option Awards(1)		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquiring on Vesting #		Value Realized on Vesting ($)
Stratton Nicolaides	--	--	--		--
Alan Catherall	--	--	--		--
Michael Marett	--	--	--		--
Louis Fienberg	--	--	--		--
Michael Lang	--	--	7,500	(2)	$31,325	(2)

(1) No named executive officer exercised any options in FY 2009.
(2) Mr. Lang received an award of 7,500 shares of the Company’s Class A common stock on May 6, 2009, which vested in full at a price per share of $4.31 after six months.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2009 for each of the named executive officers.

Name	No. of Securities Underlying Unexercised Options (#) Exercisable(2)	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)
Stratton Nicolaides	100,000	0	$8.50	04/13/2010
	50,000	0	$6.10	10/25/2011
	55,000	0	$2.79	01/30/2013
	100,000	0	$1.62	03/30/2013
	25,000	0	$4.75	01/02/2016
	37,500	12,500	$9.46	10/25/2016
Alan Catherall	75,000	0	$2.84	06/03/2013
	25,000	0	$4.00	11/08/2014
	10,000	0	$4.57	12/19/2015
	22,500	7,500	$9.46	10/25/2016
	0	25,000	$5.50	07/30/2019
Michael Marett	25,000	0	$7.38	02/22/2011
	25,000	0	$6.10	10/25/2011
	21,000	0	$2.79	01/30/2013
	25,000	0	$4.59	06/29/2014
	25,000	0	$4.00	11/08/2014
	15,000	0	$4.57	12/19/2015
	37,500	12,500	$9.46	10/25/2016
	0	25,000	$5.50	07/30/2019
Louis Fienberg	50,000	0	$4.83	07/18/2014
	5000	0	$4.57	12/04/2015
	11,250	3,750	$9.56	10/25/2016
	11,250	3,750	$9.34	03/04/2017
	0	17,500	$5.50	07/30/2019
	0	17,500	$4.35	11/24/2019
Michael Lang	7,500	0	$4.17	11/6/2009
	0	50,000	$5.50	07/30/2019

(1)
All options granted by the Company vest at the rate of 25% per year over four years.   For example, if 1,000 shares are awarded on January 1, 2009, 250 shares would vest on January 1, 2010, another 250 shares on January 1, 2011, another 250 shares on January 1, 2012, and the remaining 250 shares on January 1, 2013 at which time all 1,000 shares would have fully vested.

(2)
All options granted to named executive officers as well as certain other executives contain stock price hurdles that are in excess of the option exercise price.  These hurdles must be satisfied before the stock option can be exercised.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We do not have employment agreements with our named executive officers.  The employment of all of our named executive officers is at will. However, our named executive officers will be entitled to certain severance benefits upon their termination of employment under certain defined circumstances, as described further below.   There are no payments made to the named executive officers upon voluntary retirement, voluntary resignation or upon death or disability.

The Company’s named executive officers have each made major contributions towards building the Company into the enterprise that it is today, and the Company believes that it is important to protect them in the event of involuntary termination following change in control. Further, it is the Company’s belief that the interests of its shareholders will be best served if the interests of the Company’s senior management team are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that are not in the best interests of the Company’s shareholders. Accordingly, the Company has entered into change of control agreements with each of Messrs. Nicolaides, Catherall, Marett, Fienberg, and Lang.  Pursuant to those agreements, “involuntary termination” is deemed to be a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986 (“the Code”) at any time within two years following a change in control if such separation is without cause. The concept of separation without cause encompasses termination of employment following a diminution in title, responsibility, or salary level as well as required relocation outside of 50 miles from Numerex’s current headquarters location. A “change in control” as defined in the change in control agreements is deemed to occur if (a) Numerex consummates a sale, transfer, assignment, exchange, or other conveyance of all or substantially all of the assets of Numerex, (b) there is a sale, transfer, assignment, exchange, or other conveyance resulting in any third party’s acquisition of more than 50% of the outstanding voting stock of Numerex, or a merger or consolidation occurs which results in a third party’s ownership of more than 50% of the merged or consolidated entity. Each agreement provides that if the officer’s employment is terminated, without cause, within two years of a change of control, he will receive a lump sum payment equal to 12 months of his base salary. The payment will be made six months after the date of termination or upon such earlier date as is permitted under the Code. In the event of termination following a change in control, the Company will also continue to provide health and medical benefits, i.e., COBRA coverage, to the extent required by applicable law. All outstanding options will vest immediately. Vested options can be exercised up to 90 days from the date of termination.

The table below reflects the amount of compensation payable to each of the Company’s named executive officers in the event of a termination as defined above. For illustrative purposes, the tables assume that such termination was effective as of December 31, 2009 and thus include amounts earned through that date. The option price used was the closing price of the Company’s common stock on December 31, 2009, or $4.30 per share.

Name	Executive Benefit and Payments Upon Separation	Payout
Stratton Nicolaides	Cash Severance Payment	$305,000
	Fair Value of Vested Options	$352,600
	Total:	$657,600
Alan Catherall	Cash Severance Payment	$245,000
	Fair Value of Vested Options	$118,000
	Total:	$363,000
Michael Marett	Cash Severance Payment	$250,000
	Fair Value of Vested Options	$39,670
	Total:	$289,670
Louis Fienberg	Cash Severance Payment	$200,000
	Fair Value of Vested Options	$0.00
	Total:	$200,000
Michael Lang	Cash Severance Payment	$250,000
	Fair Value of Vested Options	$0.00
	Total:	$250,000

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee’s job is one of oversight as set forth in the Audit Committee Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control. The independent accountants are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows to the Company in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with Grant Thornton LLP, the Company’s independent accountants for FY 2009.

The Audit Committee has discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for FY 2009 for filing with the Securities and Exchange Commission (the “SEC”).

THE AUDIT COMMITTEE

Brian C. Beazer
George Benson
John G. Raos, Chairman

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

OTHER BUSINESS

The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed proxy with respect to such other matters in accordance with their best judgment.

ANNUAL REPORT

Copies of the Annual Report are available upon written request to the Company at its principal executive offices which are located at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339, Attention: Shareholder Communications.

EACH PERSON SOLICITED HEREUNDER CAN OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FY 2008 FILED WITH THE SEC, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A REQUEST THEREFOR TO: NUMEREX CORP., ATTN: SHAREHOLDER COMMUNICATIONS, 1600 PARKWOOD CIRCLE SE, SUITE 500, ATLANTA, GEORGIA 30339. THE COMPANY’S SEC FILINGS ARE ALSO AVAILABLE AT THE SEC’S WEBSITE AT http://www.sec.gov.
By Order of the Board of Directors

Andrew J. Ryan
General Counsel and Secretary

Appendix A

NUMEREX CORPORATION
 2006 LONG TERM INCENTIVE PLAN, AS AMENDED

1. Purpose. This Plan is intended to assist the Company in attracting and retaining employees, officers, directors and consultants of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company.

2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

          (a) “Administrator” means the Administrator of the Plan in accordance with Section 13.

          (b) “Award” means a grant, pursuant to the terms of this Plan, of an Option, or Restricted Stock to a Participant.

          (c) “Award Agreement” means a written agreement or other instrument evidencing the grant of an Award.

          (d) “Board” means the Board of Directors of the Company.

          (e) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

          (f) “Common Stock” means the Company’s Class A common stock, no par value, subject to adjustment as provided in Section 9.

          (g) “Company” means Numerex Corporation, a Pennsylvania corporation.

          (h) “Fair Market Value” means the average of the closing prices of such security’s sales on all securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the highest bid and lowest asked prices quoted on the NASDAQ Stock Market as of 4:00 P.M., New York time, or, if on any day the Common Stock is not quoted on the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic OTC Bulletin Board, or any similar successor organization;  provided ,  however , that, in the case of an Option, Fair Market Value shall in all events be determined pursuant to a method permitted by Section 409A of the Code for determining the fair market value of stock subject to a nonqualified stock option which does not provide for a deferral of compensation within the meaning of Section 409A of the Code.

          (i) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

          (j) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an Incentive Stock Option.

          (k) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

          (l) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator.

          (m) “Performance Goals” shall mean performance goals established by the Administrator which may be based on one or more business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company and/or one or more of its Subsidiaries either separately or together, over such performance period as the Administrator may designate, including, but not limited to, business criteria based on operating income, earnings or earnings growth, sales, return on assets, equity or investment, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Administrator, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.

          (n) “Plan” means the Numerex Corporation 2006 Long Term Incentive Plan as set forth herein and as amended from time to time.

          (o) “Prior Plan” means the Numerex Corp. 1999 Long-Term Incentive Plan.

          (p) “Restricted Stock” means shares of Common Stock granted pursuant to Section 7 of the Plan.

          (q) “Subsidiary” means (i) in the case of an Incentive Stock Option, any entity which is a “subsidiary corporation,” within the meaning of Section 424(f) of the Code, in respect of the Company and (ii) in the case of an Award other than an Incentive Stock Option, a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof are owned directly or indirectly by the Company.

          (r) “10% Shareholder” has the meaning set forth in Section 6(e) herein.

3. Eligibility. Any person who is a current or prospective director, officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, any person who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. Notwithstanding the foregoing, (i) Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any “subsidiary corporation” (within the meaning of Section 424(f) of the Code) and (ii) Options may only be granted to persons with respect to whom Common Stock is stock of the “service recipient” (within the meaning of Section 409A of the Code and the applicable Treasury Regulations and other guidance issued thereunder) determined by applying a 50% ownership test for purposes of Sections 414(b) and (c) of the Code.

4. Effective Date and Termination of Plan. The Board adopted this Plan as of March 31, 2006, and it will become effective when it is approved by the Company’s stockholders, which approval must be obtained within twelve (12) months of the adoption of this Plan. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of March 31, 2006 unless it is terminated at such earlier time as the Board may determine.

5. Shares Subject to the Plan and to Awards.

          (a) Aggregate Limits. The aggregate number of shares of Common Stock issuable pursuant to all Awards shall not exceed 750,000 plus (i) any available shares of Common Stock under the Prior Plan as of its termination date and (ii) shares of Common Stock subject to options granted under the Prior Plan that expire or terminate without having been fully exercised. Notwithstanding the foregoing (but subject to adjustment as provided in Section 9), in no event may the number of shares issuable pursuant to the exercise of Incentive Stock Options granted hereunder exceed 1,500,000. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to outstanding Awards shall be subject to adjustment as provided in Section 9. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued, treasury shares or a combination thereof.

          (b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares available for issuance under this Plan at any time shall not be reduced by shares subject to Awards that have expired unexercised or have been cancelled, terminated or forfeited, or shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price or tax withholding obligation of such Award. In addition, shares of Common Stock issued under the Plan that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the purchase price or tax withholding obligation of an Award shall be available for grant under this Plan.

          (c) Maximum Awards. Subject to adjustments as provided in Section 9, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one calendar year of the Company to any one individual under this Plan shall be limited to 100,000.

6. Options.

          (a) General. Options may be granted at any time and from time to time prior to the termination of the Plan, to Participants selected by the Administrator. No Participant shall have any rights as a stockholder with respect to any shares of stock subject to an Option grant hereunder until said shares have been issued. Each Option shall be evidenced by an Award Agreement which identifies such Option as either an Incentive Stock Option or Nonqualified Stock Option. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

          (b) Exercise Price. The purchase price under each Option shall be established by the Administrator, provided that in no event will the purchase price be less than the Fair Market Value of the Common Stock on the date of grant. To the extent provided by the Administrator in the applicable Award Agreement, the purchase price of any Option may be paid (i) in cash, (ii) by the delivery, either actually or by attestation, of previously owned Common Stock, ( provided  that if the shares of Common Stock were acquired pursuant to an Option or other Award granted hereunder or any other compensation plan maintained by the Company, such shares shall have been held for such period, if any, as the Administrator may specify) (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (iv) by a combination the foregoing or (v) by such other means as determined by the Administrator and set forth in the applicable Award Agreement.

          (c) Duration and Exercise or Termination of Option. The Administrator shall have the right to make the timing of the ability to exercise any Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator and set forth in the applicable Award Agreement. Each Option shall expire within a period of not more than ten (10) years from the date of grant.

          (d) Termination of Employment. The applicable Award Agreement shall set forth the terms and conditions applicable to such Option upon a termination or change in the status of employment or service of the Participant with the Company or a Subsidiary, which shall be as the Administrator may, in its discretion, determine.

          (e) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns (applying the rules of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company (a “ 10% Shareholder ”), the purchase price of such Option must be at least 110 percent of the Fair Market Value of the Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Option was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options to the extent that either (i) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

          (f) Other Terms and Conditions. Options may also contain such other provisions, which shall not be inconsistent with any of the terms of this Plan, as the Administrator shall deem appropriate and set forth in the applicable Award Agreement.

          (g) Repricing Prohibited. Subject to the adjustment provisions contained in Section 9 hereof, without the prior approval of the Company’s stockholders, evidenced by a majority of votes cast, neither the Administrator nor the Board shall cause the cancellation, substitution or amendment of an Option that would have the effect of reducing the exercise price of such an Option previously granted under the Plan, or otherwise approve any modification to such an Option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements.

7. Stock Appreciation Rights.

          (a) General. SARs may be granted, at any time and from time to time prior to the termination of the Plan, to Participants selected by the Administrator. No Participant shall have any rights as a stockholder with respect to any shares of stock subject to a SAR hereunder until said shares have been issued.  Subject to the terms of the Award Agreement, a SAR entitles a Participant to receive, upon exercise and without payment to the Company (but subject to required tax withholding), that number of shares of Common Stock having an aggregate Fair Market Value as of the date of exercise not to exceed the number of shares of Common Stock subject to the portion of the SAR exercised multiplied by an amount equal to the excess of (i) the Fair Market Value on the date of exercise of the SAR over (ii) the Fair Market Value on the date of grant of the SAR (or such amount in excess of the Fair Market Value as the Administrator may specify) (such amount as is described in (ii) being the “base price”). A SAR may be exercised in whole or in part as provided in the applicable Award Agreement.

          (b) Duration and Exercise or Termination of SAR. The Administrator shall have the right to make the timing of the ability to exercise any SAR subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator and set forth in the applicable Award Agreement. Each SAR shall expire within a period of not more than ten (10) years from the date of grant.

          (c) Termination of Employment. The applicable Award Agreement shall set forth the terms and conditions applicable to such SAR upon a termination or change in the status of employment or service of the Participant with the Company or a Subsidiary, which shall be as the Administrator may, in its discretion, determine.

          (d) Other Terms and Conditions. SARs may also contain such other provisions, which shall not be inconsistent with any of the terms of this Plan, as the Administrator shall deem appropriate and set forth in the applicable Award Agreement.

          (e) Repricing Prohibited. Subject to the adjustment provisions contained in Section 10 hereof, without the prior approval of the Company’s stockholders, evidenced by a majority of votes cast, neither the Administrator nor the Board shall cause the cancellation, substitution or amendment of a SAR that would have the effect of reducing the base price of such a SAR previously granted under the Plan, or otherwise approve any modification to such an SAR that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements.

8. Restricted Stock.

          (a) Restricted Stock. Restricted Stock may be granted at any time and from time to time prior to the termination of the Plan. Restricted Stock is an award or issuance of shares of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. The terms and conditions may provide, in the discretion of the Administrator, for the lapse of issuance, vesting or transfer restrictions or retention provisions to be contingent upon the achievement of one or more specified Performance Goals. Each grant of Restricted Stock shall be evidenced by an Award Agreement. Restricted Stock granted pursuant to the Plan need not be identical but each grant of Restricted Stock must contain and be subject to the terms and conditions set forth below.

          (b) Contents of Agreement. Each Award Agreement evidencing a grant of Restricted Stock shall contain provisions regarding (i) the number of shares of Common Stock or subject to such Award or a formula for determining such number, (ii) the purchase price of the shares, if any, and the means of payment thereof, (iii) the performance criteria, if any, and level of achievement with respect to such criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) such other terms and conditions on the grant, issuance, vesting and/or forfeiture of the shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the shares and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator. Shares of Common Stock issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case, as the Administrator may provide.

          (c) Sales Price. Subject to the requirements of applicable law, the Administrator shall determine the price, if any, at which Awards of Restricted Stock shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the Fair Market Value of such shares at the date of grant.

          (d) Vesting. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock shall occur at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Administrator.

          (e) Discretionary Adjustments and Limits. Notwithstanding the satisfaction of any performance goals, the number of shares of Common Stock granted, issued, retainable and/or vested under an Award of Restricted Stock on account of either financial performance or personal performance evaluations may be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

          (f) Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction.

          (g) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Administrator. Any such dividends or distributions will be subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed.

          (h) Termination of Employment. The Award Agreement evidencing the grant of an Award of Restricted Stock shall set forth the terms and conditions applicable to such Award upon a termination or change in the status of employment or service of the Participant with the Company or a Subsidiary, which shall be as the Administrator may, in its discretion, determine.

9. Conditions and Restrictions Upon Securities Subject to Awards. The Administrator may provide that the shares of Common Stock issued upon exercise of an Option or otherwise subject to or issued under an Award shall be subject to such further agreements (including without limitation stockholder agreements), restrictions, conditions or limitations as the Administrator in its discretion may specify in an Award Agreement, including, without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award.

10. Adjustment of and Changes in the Stock. Unless otherwise set forth in an applicable Award Agreement, in the event of a reorganization, recapitalization, stock dividend or stock split, combination or other change in the shares of Common Stock, the Board or the Administrator may, in order to prevent the dilution or enlargement of rights under outstanding Awards, make such adjustments in the number and type of shares authorized by this Plan, the number and type of shares covered by outstanding Awards and the exercise prices specified therein, in each case, as may be determined to be appropriate and equitable. Notwithstanding anything to the contrary herein, any adjustment to Awards granted pursuant to this Plan intended to qualify as Incentive Stock Options shall comply with the requirements, provisions and restrictions of the Code.

11. Transferability. Unless the Administrator specifies otherwise, Awards granted under this Plan (i) may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution and (ii) shall be exercisable only by the Participant during his or her lifetime.

12. Compliance with Laws and Regulations. This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body, which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

13. Withholding. To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of the exercise of an Option, disposition of shares issued under an Incentive Stock Option, or otherwise with respect to the vesting or settlement of an Award. The Company and its Subsidiaries shall not be required to issue shares of Common Stock, make any payment or to recognize the transfer or disposition of shares until such obligations are satisfied. The Administrator may provide in an Award Agreement for these obligations to be satisfied by cash payment, by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to him or her upon exercise of an Option or the vesting or settlement of an Award, or by tendering shares of Common Stock previously acquired.

14. Administration of the Plan.

          (a) Administrator. The Plan shall be administered by the compensation committee of the Board or such other committee of the Board designated by the Board to administer the Plan, or, in the absence of any such committee, the Board itself (the Board, committee or committees shall be referred to herein* as the “Administrator”);  provided ,  however , that (i) with respect to any Award that is intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) the term “Administrator” shall refer to a committee of two or more “non-employee directors” as determined for purposes of applying Exchange Act Rule 16b-3; and (ii) with respect to any Award that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the term “Administrator” shall refer to a committee of two or more “outside directors” as determined for purposes of applying Code Section 162(m). Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act, or cause an Award so designated not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Administrator may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Administrator. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

          (b) Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such grants; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of shares subject to Awards and the purchase price of such shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Administrator determine constitute a change in control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the Award Agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 9; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

          (c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award.

          (d) Indemnification of Administrator. In addition to such other rights of indemnification as they may have as members of the Board or as members of the Administrator, the Company shall indemnify members of the Administrator against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

15. Amendment of the Plan or Awards. Subject to Section 6(g) hereof, the Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any Award Agreement or other document evidencing an Award made under this Plan; provided  that no such amendment shall be made without stockholder approval to the extent such approval is required by law (including, but not limited to, any requirement under the provisions of Section 422 of the Code or any successor thereto), agreement or the rules of any exchange upon which the Common Stock is listed. Except as otherwise set forth in an Award Agreement, no amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent,  provided  that no such consent shall be required if the Administrator determines in its sole discretion that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, the rules of any exchange upon which the Common Stock is listed or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

16. No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

17. Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

18. Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Pennsylvania and applicable federal law. Any reference in this Plan or in the Award Agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

19. No Right to Employment, Reelection or Continued Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates.

20. Deferral of Compensation. Notwithstanding any other provision of this Plan to the contrary, to the extent any Award (or modification of an Award) under this Plan shall result in the deferral of compensation for purposes of Section 409A of the Code, the terms and conditions of such Award shall comply with the terms of Section 409A of the Code.

21. Fractional Shares.  No fractional shares shall be issued or delivered pursuant to the Plan or any Award.  The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional shares or whether any fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

The Board of Directors amended this Plan on March 16, 2010.  The amendment will be submitted to the shareholders for approval at the Annual Meeting of Shareholders on May 21, 2010.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held May 21, 2010

This proxy statement and our 2009 Annual Report to Stockholders are available at http://www/cstproxy.com/numerex/2010

ANNUAL MEETING OF SHAREHOLDERS OF

NUMEREX CORP.

May 21, 2010

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

--- Please detach and mail in the envelope provided. ---

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

NUMEREX CORP.

Proxy for Annual Meeting of Shareholders
May 21, 2010

Solicited on behalf of the Board of Directors

The undersigned hereby constitutes and appoints Andrew J. Ryan and Alan B. Catherall, and each of them with full power to act alone, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Shareholders of Numerex Corp. (the “Company”), to be held on the 21st day of May, 2010, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of the Company which the undersigned is entitled to vote, with all of the powers and authority the undersigned would possess if personally present. The undersigned directs that this proxy be voted as indicated on the reverse side of this proxy. The proxy agents present and acting in person or by their substitute (or if only one is present and acting, then that one) may exercise all the powers conferred by this proxy.

This proxy, when properly executed, will be voted as directed. The Board of Directors recommends a vote FOR all nominees listed in Item 1, FOR the proposal listed in Item 2 and 3. If no directions to the contrary are indicated, the persons named herein intend to vote FOR the election of the named nominees for director and FOR the ratification of Grant Thornton LLP as the Company’s independent accountants for the current fiscal year and proposal to approve the amendment to the Numerex 2006 Long-Term Incentive Plan.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

(continued and to be signed on the reverse side)

NUMEREX CORP.

VOTE BY INTERNET
QUICK ★★★ EASY ★★★ IMMEDIATE

As a shareholder of Numerex Corp., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 20, 2010.

Vote Your Proxy on the Internet:		*Vote Your Proxy by mail:*
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ **FOLD AND DETACH HERE AND READ THE REVERSE SIDE** ▼

MANAGEMENT RECOMMENDS TO VOTE FOR ALL NOMINEES, FOR THE PROPOSAL TO RATIFY GRANT THORNTON, LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS AND THE PROPOSAL TO APPROVE THE AMENDMENT TO THE NUMEREX 2006 LONG-TERM INCENTIVE PLAN

Please mark your votes like this **X**

	FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)
1. Election of the nominees listed as Directors of the Company, as more fully described in the Proxy Statement.	☐	☐	☐

Nominees:
01. Brian C. Beazer
02. George Benson
03. E.J. Constantine
04. Stratton J. Nicolaides
05. John G. Raos
06. Andrew J. Ryan

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify Grant Thornton, LLP as the Company's independent accountants for the fiscal year ending December 31, 2010.	☐	☐	☐
3. Proposal to approve the amendment to the Numerex 2006 Long-Term Incentive Plan	☐	☐	☐

4. In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned hereby acknowledges receipt of the Company's 2009 Annual Report to Shareholders, Notice of the Company's 2010 Annual Meeting of Shareholders and the Proxy Statement relating thereto.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature**____________________ **Date**__________, **2010.**

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.